CPI Aero News Release
March 7, 2012

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES RECORD 2011 FOURTH QUARTER
AND FULL YEAR RESULTS
Record 2011 Orders of $83.6 Million; 2012 Year-to-Date Orders at $28.1 Million

Reaffirms 2012 Guidance

Edgewood, NY – March 7, 2012 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced record results for the 2011 fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 vs. 2010
•	Revenue increased to $24,092,200 from $7,464,546;
•	Gross margin was 27%, compared to a negative margin of 45%;
•	Pre-tax income was $3,901,020, compared to pre-tax loss of $4,758,536; and,
•	Net income was $2,673,020, or $0.37 per diluted share, compared to net loss of $2,965,536, or $0.44 per share.

Full Year 2011 vs. 2010*
•	Revenue increased to $74,135,669 from $43,990,784;
•	Gross margin was 25% compared to 14%;
•	Pre-tax income was $10,538,928, compared to $542,896;
•	Net income was $7,416,928 or $1.04 per diluted share, compared to $529,896 or $0.08 per diluted share;
•	New orders were a record $83.6 million, compared to $61.7 million; and,
•	Solicitations not yet awarded totaled a maximum realizable value of approximately $282 million at February 29, 2012.

* Note: The termination of the T-38 program one release year earlier than expected, resulted in a revenue adjustment based on a change in estimate for the fourth quarter of 2010 and the year as a whole.  This non-cash adjustment was a GAAP change in estimate, and conformed to the procedures used for the percentage of completion method (“POC”) of accounting.

Edward J. Fred, CPI Aero’s President & CEO, stated, “Our 2011 fourth quarter was the best quarter in CPI Aero’s history in terms of  revenue and net income.  For the year as a whole, the 68.5% increase in revenue was primarily the result of work performed on our three major subcontract awards won in 2008: the Gulfstream G650 program, Boeing A-10 program and NGC E-2D program which accounted for 11%, 30% and 26% of our 2011 revenue, respectively. In 2011 revenue generated from prime government contracts increased by 51% to approximately $6.7 million; revenue generated from government subcontracts increased by 79% to approximately $57 million primarily the result of the A-10 and E-2D programs; and, revenue generated from commercial contracts increased by 35% to approximately $10.2 million due to higher production rates on the G650 aircraft.”

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March 7, 2012

Mr. Fred added, “Gross margin for 2011 returned to a more normal level, and was within our expected range of 24%-25%.  Selling, general and administrative expenses decreased to 10.7% of revenue from 2010’s 12.3% despite one-time expenses related to moving to our new facility, as well as higher overhead costs.”

Mr. Fred added, “As we reported, in 2011, we received $83.6 million of new contract awards including approximately $47.1 million of commercial contract awards, approximately $24.8 million of government subcontract awards and approximately $11.7 million of government prime contract awards.  Approximately $24 million of the year-over-year gain in new contracts were attributable to additional government subcontract awards.”

Mr. Fred added, “We started 2012 on a strong note with year-to-date contract awards totaling $28.1 million, as compared to $22.3 million in the same period of last year.  Importantly, last month we received a purchase order from a new customer, Goodrich Corporation and for the first time, CPI Aero will have the authority to design modifications to the structure it is manufacturing.  We look forward to additional orders as we have approximately $282 million in unawarded solicitations on which we have bid.”

Mr. Fred went on to say, “We are reaffirming our 2012 guidance which calls for revenue to be in the range of $95 million to $98 million, primarily due to continued work on our three major long-term programs.   With gross margin in the range of 25%-27%, we anticipate net income in the range of $12 million to $13 million.  We intend to provide our 2013 guidance in our first quarter 2012 earnings release in May.”

Mr. Fred concluded, “Finally, to support our expected growth in new orders, customers, programs and of course, revenue and profits over the coming years, in November 2011 we increased our line of credit with Sovereign Bank to $18 million.  In addition, in mid-December we completed the relocation to the 171,000 sq. ft. facility, which is nearly three times the size of our former location.  Pictures of the new facility are available on our website www.cpiaero.com.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Wednesday, March 7, 2012 at 10:00 am ET to discuss fourth quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts.

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March 7, 2012

In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the E-2D Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the  MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, and the E-3 Sentry AWACS jet. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release                                                                                                                                Page 4
March 7, 2012

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011		2010
	(Unaudited)		(Audited)
Revenue	$24,092,200	$7,464,546	$74,135,669	$43,990,784
Cost of Sales	17,544,770	10,834,546	55,325,729	37,877,960
Gross profit (loss)	6,547,430	(3,370,000)	18,809,940	6,112,824
Selling, general and administrative expenses	2,523,313	1,363,556	7,931,586	5,415,292
Income (loss) from operations	4,024,117	(4,733,556)	10,878,354	697,532
Other income (expense), net	(123,097)	(24,980)	(339,426)	(154,636)
Income (loss) before provision for (benefit from) income taxes	3,901,020	(4,758,536)	10,538,928	542,896
Provision for (benefit from) income taxes	1,228,000	(1,793,000)	3,122,000	13,000
Net income (loss)	$2,673,020	$(2,965,536)	$7,416,928	$529,896

Basic net income (loss) per common share	$0.39	$(0.44)	$1.08	$0.08

Diluted net income (loss) per common share	$0.37	$(0.44)	$1.04	$0.08

Shares used in computing earnings per common share:
Basic	6,918,739	6,704,229	6,869,624	6,489,942
Diluted	7,156,720	6,704,229	7,133,604	6,736,501

CPI Aero News Release                                                                                                                                Page 5
March 7, 2012

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash	$878,200	$823,376
Accounts receivable, net	4,285,570	6,152,544
Costs and estimated earnings in excess of billings on uncompleted contracts	79,010,362	47,165,166
Deferred income taxes	257,000	93,500
Prepaid expenses and other current assets	662,326	512,869
Total current assets	85,093,458	54,747,455

Property and equipment, net	2,629,569	881,915
Deferred income taxes	1,105,000	668,000
Other assets	112,080	159,817
Total Assets	$88,940,107	$56,457,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,998,244	$8,267,330
Accrued expenses	994,398	301,941
Current portion of long-term debt	887,380	685,008
Line of credit	16,100,000	800,000
Deferred income taxes	125,000	182,000
Income taxes payable	2,802,000	134,006
Total current liabilities	32,907,022	10,370,285

Long-term debt, net of current portion	889,239	1,190,097
Deferred income taxes	660,000	---
Other liabilities	457,639	226,362
Total Liabilities	34,913,900	11,786,744

Commitments

Shareholders’ Equity:
Common stock - $.001 par value, authorized 50,000,000 shares, issued 7,079,638 and 6,911,570 shares, respectively, and outstanding 6,946,381 and 6,789,736 shares, respectively	7,080	6,912
Additional paid-in capital	35,346,273	33,272,237
Retained earnings	19,834,852	12,417,924
Accumulated other comprehensive loss	(21,772)	(45,404)
Treasury stock, 133,257 and 121,834 shares, respectively (at cost)	(1,140,226)	(981,226)
Total Shareholders’ Equity	54,026,207	44,670,443
Total Liabilities and Shareholders’ Equity	$88,940,107	$56,457,187
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CPI Aero News Release                                                                                                                                Page
March 7, 2012